Exhibit 10.2

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

This PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT (this “Agreement”), between Nature Vision, Inc., a Minnesota corporation (the “Company”), and the undersigned employee (the “Employee”).

1.
Purpose of Agreement.  Company and Employee recognize the importance to Company of obtaining Employee’s loyalty and protecting Company’s rights with respect to its business information and inventions.  Accordingly, Employee has entered into this Agreement in consideration of continuing employment with Company and the benefits associated with that employment and in consideration of being given access to Company’s confidential information.

2.	Confidential Information.

2.1
Definition.  “Confidential Information” means any information that Employee learns or develops during the course of employment that derives independent economic value from being not generally known or readily ascertainable by other persons who could obtain economic value from its disclosure or use, or any information that Company reasonably believes to be Confidential Information.  It includes, but is not limited to, trade secrets, customer lists, financial information, business plans and may relate to such matters as research and development, operations, manufacturing processes, management systems and techniques or sales and marketing.

2.2
Protection of Confidential Information.  Employee will not directly or indirectly use or disclose any Confidential Information for the benefit of anyone other than Company either during the course of Employee’s position, or at any time after Employee ceases to be employed with Company.  Employee recognizes that the Confidential Information constitutes a valuable asset of Company and will act in such a manner as to prevent its disclosure and use by any person unless such use is for the benefit of Company.  Employee’s obligations under this paragraph are unconditional and will not be excused by any conduct on the part of Company, except prior voluntary disclosure by Company of the information.  When Employee’s employment with Company ends, Employee will promptly turn over to Company all notes, forms, correspondence, memoranda, notebooks, records, files, tapes, manuals, and all other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, products and specimens, regardless of who prepared them.

3.	Inventions.

3.1
Definition.  “Inventions” means any inventions, trade secrets, ideas or original works of authorship that Employee conceives, develops, discovers or makes in whole or in part during Employee’s employment that relate to Company’s business or Company’s actual or demonstrably anticipated research or development, or that are made through the use of any of Company’s equipment, facilities, supplies, trade secrets or time, or that result from any work Employee performs for Company.

3.2
Ownership of Inventions.  Company will own all right, title, and interest, including patent rights, copyrights, trade secret rights and all other intellectual property rights of any sort, throughout the world related to all Inventions.  Employee will promptly disclose to Company in writing all Inventions.  To the maximum extent permitted by law, all Inventions are deemed “works made for hire” under the United States Copyright Act and Company is deemed the author of any Inventions.  To the extent any Inventions are determined not to constitute “works made for hire,” Employee assigns and transfers to Company all right, title and interest in the Inventions.  Employee warrants that any Invention submitted to Company by Employee will be original and will not violate any proprietary or intellectual property right of another person.  Employee waives all moral rights to each Invention, including without limitation, all rights of identification and authorship and all rights of approval, restriction or limitation, use and/or subsequent modifications.

3.3
Employee Assistance.  Employee will, at Company’s expense, assist Company to perfect, protect, and use its rights to Inventions, including without limitation, transferring Employee’s entire right, title and interest in Inventions and enabling Company to obtain patent, copyright or trademark protection for Inventions anywhere in the world.

3.4	Continuing Obligation. The obligations of Employee under this Section 3 continue beyond the termination of Employee’s employment.

3.5
Exceptions.  This Agreement does not apply to Inventions for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on Employee’s own time, and (a) which does not relate: (i) directly to the business of Company or (ii) to Company’s actual or demonstrably anticipated research or development; or (b) which does not result from any work performed by Employee for Company.

4.
No Prior Breach.  Employee represents that Employee’s performance of all the terms of this Agreement and of Employee’s duties as an employee of Company will not breach any invention assignment, proprietary information or similar agreement with any former employer or other party.  Employee represents that Employee will not bring to Company any documents or materials of a former employer that are not generally available to the public or have not been legally transferred to Company.

5.
Remedies for Breach of Agreement.  Employee recognizes that if Employee violates any portion of this Agreement, irreparable damage will result to Company.  As a result, in the event of any actual or threatened breach by Employee, Company is entitled to all rights and remedies available at law and in equity, including without limitation the right to obtain damages for the actual or threatened breach and the right to obtain an injunction to restrain the violation of this Agreement by Employee or by any other person.  Employee will pay all of Company’s attorneys’ fees and costs in any action to enforce the terms of this Agreement in which Company substantially prevails.

6.
At Will Employment.  This Agreement does not in any way alter the fact that Employee’s employment with Company is at will and may be terminated at any time by Company or Employee, for any or no reason, and with or without notice .

7.
General.  The provisions above survive the expiration or termination of this Agreement or any renewal of the term of this Agreement.  No amendment to this Agreement or waiver of the rights or obligations of either party is effective unless in writing signed by the parties. This Agreement is governed by the laws of the State of Minnesota without regard to conflicts of laws principles.  The venue for any action hereunder is the State of Minnesota, whether or not such venue is or subsequently becomes inconvenient, and the parties consent to the jurisdiction of the courts of the State of Minnesota, County of Hennepin, and the U.S. District Court, District of Minnesota.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  This Agreement contains the entire agreement and understanding of the parties concerning the subject matter of this Agreement.  This Agreement may be signed by facsimile and in counterparts.

The parties have executed this Agreement as of the date first written above.

COMPANY:		EMPLOYEE:

NATURE VISION, INC.

By:	/s/ Jeffrey P. Zernov	/s/ David Kolkind
Its:	Chief Executive Officer	Signature
David Kolkind
Printed Name

Dated:	November 26, 2007	Dated:	November 26, 2007